Exhibit 99.2

DEEPGREEN METALS INC.

DeepGreen Metals Inc.
Condensed Consolidated Balance Sheets (Unaudited)
US Dollars

ASSETS	Note	As at June 30 2021 $	As at December 31 2020 $
Current
Cash and cash equivalents		16,880,031	10,096,205
Receivables and prepayments		55,116	128,772
		16,935,147	10,224,977
Non-current
Exploration licenses	4	43,150,319	43,150,319
Equipment		1,515,101	1,309,677
		44,665,420	44,459,996

TOTAL ASSETS		61,600,567	54,684,973

LIABILITIES
Current
Accounts payable and accrued liabilities	4,8	9,033,765	4,315,477
Deferred acquisition costs	3	-	3,440,000
		9,033,765	7,755,477
Non-current
Convertible debentures	5	26,160,589	-
Deferred tax liability	3	10,675,366	10,675,366
		45,869,720	18,430,843

EQUITY
Common shares (unlimited shares, no par value – issued: 170,827,222 (December 31, 2020 – 163,658,134)	6	188,900,923	154,431,291
Preferred shares (unlimited share, no par value – issued: 440,000 (December 31, 2020 - 440,000)	6	550,000	550,000
Additional Paid in Capital		74,068,708	45,346,696
Accumulated other comprehensive loss		(1,215,685)	(1,215,659)
Deficit		(246,573,099)	(162,858,198)

		15,730,847	36,254,130

TOTAL LIABILITIES AND EQUITY		61,600,567	54,684,973

Nature of Operations (Note 1)

Commitments (Note 9)

Subsequent Events (Note 12)

See accompanying notes

DeepGreen Metals Inc.
Condensed Consolidated Statements of Loss and Comprehensive Loss (Unaudited)
US Dollars (except weighted average number of shares outstanding)

	Note	For the six months ended June 30 2021 $	For the six months ended June 30 2020 $

Operating expenses
Exploration expenses	4	54,736,036	31,187,993
Consulting fees		1,039,425	350,591
Investor relations		2,582,554	293,882
Office and sundry		209,518	149,037
Professional fees		4,695,779	116,849
Salaries and wages		731,098	467,852
Director fees		155,034	111,130
Common Share options-based payments	7	18,684,122	33,760
Transfer agent and filing fees		3,280	3,948
Travel		164,963	99,170
		83,001,809	32,814,212
Other items

Foreign exchange loss (gain)		52,503	(3,089)
Interest expense (income)		660,589	(50,918)

Loss for the period		83,714,901	32,760,205

Other comprehensive income to be reclassified to profit and loss in subsequent periods
Currency translation loss (gain)		26	244

Comprehensive loss for the period		83,714,927	32,760,449

Loss per share
- Basic and diluted		0.50	0.22

Weighted average number of common shares outstanding		167,943,190	146,970,289

See accompanying notes

DeepGreen Metals Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
US Dollars

	Note	For the six months ended June 30 2021 $	For the six months ended June 30 2020 $
Cash resources provided by (used in)

Operating activities
Loss for the period		(83,714,901)	(32,760,205)
Items not affecting cash:
Amortization		196,452	280,528
Expenses settled in share-based payments	4,7	60,128,488	13,128,234
Unrealized foreign exchange		(8,030)	3,817
Changes in non-cash working capital
Receivables and prepayments		73,656	(42,279)
Accounts payable and accrued liabilities		4,718,288	1,762,030
Interest on convertible debentures and investments	5	660,589	50,918
		(17,945,458)	(17,576,957)
Investing activities
Acquisition of exploration license	3	(3,440,000)	(607,376)
Acquisition of equipment		(401,876)	-
		(3,841,876)	(607,376)
Financing activities
Exercise of stock options	7	2,563,156	-
Proceeds from issuance of convertible debentures	5	26,000,000	-
Proceeds from issuance of common shares (net of fees and other costs)	6	-	11,842,521
		28,563,156	11,842,521

Net change in cash and cash equivalents		6,775,822	(6,341,812)
Impact of exchange rate changes on cash and cash equivalents		8,004	(4,060)
Cash and cash equivalents - beginning of period		10,096,205	15,950,624
Cash and cash equivalents - end of period		16,880,031	9,604,752

Supplemental cash flow information (Note 10)

See accompanying notes

DeepGreen Metals Inc.
Condensed Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)
United States Dollars

	Share Capital $	Preferred Shares $	Additional Paid in Capital $	Accumulated Other Comprehensive Loss $	Deficit $	Total $
December 31, 2020	154,431,291	550,000	45,346,696	(1,215,659)	(162,858,198)	36,254,130
Exercise of incentive stock options	8,257,763	-	(5,702,107)	-	-	2,555,656
Common shares issued for exploration expenses	25,663,869	-	(12,879,057)	-	-	12,784,812
Conversion of debentures	500,000	-	-	-	-	500,000
Common Share options-payments	-	-	47,295,676	-	-	47,295,676
Common shares issued for services	48,000	-	-	-	-	48,000
Common shares to be issued for options exercise	-	-	7,500	-	-	7,500
Currency translation differences	-	-	-	(26)	-	(26)
Loss for the period	-	-	-	-	(83,714,901)	(83,714,901)
June 30, 2021	188,900,923	550,000	74,068,708	(1,215,685)	(246,573,099)	15,730,847
December 31, 2019	79,824,445	550,000	35,255,520	(1,215,534)	(106,226,819)	8,187,612
Private placement	11,843,215	-	(500,000)	-	-	11,343,215
Financing cost	(26,260)	-	-	-	-	(26,260)
Common shares issued for TOML Acquisition	27,999,997	-	-	-	-	27,999,997
Common shares to be issued for exploration expenses	-	-	11,727,454	-	-	11,727,454
Common Share options-payments	(322,150)	-	556,265	-	-	234,115
Common shares issued for Services	24,745,638	-	(14,745,638)	-	-	10,000,000
Currency translation differences	-	-	-	(244)	-	(244)
Loss for the period	-	-	-	-	(32,760,205)	(32,760,205)
June 30, 2020	144,064,885	550,000	32,293,601	(1,215,778)	(138,987,024)	36,705,684

See accompanying notes

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

1.	Nature of Operations

DeepGreen Metals Inc. (“DeepGreen” or the “Company”) is incorporated under the laws of the Province of British Columbia, Canada. The Company’s corporate office, registered address and records office is located at 10th floor, 595 Howe Street, Vancouver, British Columbia, Canada, V6C 2T5.

DeepGreen is a Canadian company engaged in seafloor mineral exploration in the Clarion Clipperton Zone (the “CCZ”), approximately 2,000 km west of Mexico in the East Pacific Ocean, a region that hosts high grade polymetallic nodules containing manganese, nickel, copper and cobalt. DeepGreen is considered to have mining operations and mining properties in accordance with US Securities and Exchange Commission (“SEC”) regulations. The Company is also developing technology for onshore processing of polymetallic nodules as well as working with Allseas Group S.A (“Allseas”) to develop a system to collect, lift and transport nodules to shore. DeepGreen’s wholly-owned subsidiary, Nauru Ocean Resources Inc. (“NORI”), sponsored by the Republic of Nauru, was granted an exploration license by the International Seabed Authority (the “ISA”) in July 2011 granting NORI exclusive rights to explore for polymetallic nodules in a region of the CCZ covering 74,830 km2 allocated to the Republic of Nauru (“NORI Area”). Similarly, through Marawa Research and Exploration Limited (“Marawa”), DeepGreen was equally granted rights by the ISA to polymetallic nodules exploration in an area of 74,990 km2 in the CCZ allocated to the Republic of Kiribati. The Company entered into an option agreement with Marawa to purchase such tenements granted to exclusively collect nodules from this area in return for a royalty payable to Marawa. During the year ended December 31, 2020, DeepGreen acquired Tonga Offshore Mining Limited (“TOML”), which was granted an exploration license by the ISA in January 2012 and has exclusive rights to explore for polymetallic nodules covering 74,713 km2 of the CCZ under the supervision of the Kingdom of Tonga.

On March 4, 2021, the Company and Sustainable Opportunities Acquisition Corporation (“SOAC”), a NYSE listed Special Purpose Acquisition Corporation (“SPAC”), entered into a business combination agreement (the “BCA”) in which SOAC would merge with DeepGreen pursuant to a proposed combination and relist on the NASDAQ (the “Business Combination”). The new entity will be renamed TMC the metals company Inc. (“TMC”) in connection with the Business Combination.

In addition to the share-based consideration in SOAC, each DeepGreen shareholder would receive special shares (the “DeepGreen Earnout Shares”). These DeepGreen Earnout Shares would vest and be issued to each DeepGreen shareholder when TMC’s share price trades above certain thresholds as follows:

Share price ($)	15	25	35	50	75	100	150	200
DeepGreen Earnout Shares (mil)	5	10	10	20	20	20	25	25

Similarly, in connection with the transaction, the SOAC sponsors will also be entitled to additional 0.5 million special shares when the share price of TMC trades at $50.00.

The Business Combination closed on September 9, 2021 (refer to note 12 for details). In connection with the Business Combination, SOAC, a Cayman entity, redomiciled to Canada. Accordingly, DeepGreen remains a Canadian entity and became a wholly-owned subsidiary of TMC, which is listed in the United States on the NASDAQ.

The recovery of the Company’s exploration licenses and attainment of profitable operations is dependent upon many factors including, among other things: financing being arranged by the Company to continue operations, explore and develop the ocean floor for the extraction of polymetallic nodules as well as develop processing technology for the treatment of polymetallic nodules, the establishment of a mineable resource, the commercial and technical feasibility of seafloor polymetallic nodule mining and processing, metal prices, and regulatory approval for mining and environmental permitting. The outcome of these matters cannot presently be determined because they are contingent on future events.

Despite the expected completion of the Business Combination, the Company will require additional funding in the future for administration and to execute its exploration and development plans. While the Company has been successful in obtaining its required funding in the past, there is no assurance that such financing will continue to be available. Factors that could affect the availability of financing include, among other things, progress and exploration results, the state of international debt and equity markets, investor perceptions and expectations, and the global financial and metals markets.

Since March 2020, several measures have been implemented by the governments in Canada, the United States, Australia, and the rest of the world in the form of office closures and limiting the movement of personnel in response to the increased impact from the novel coronavirus (“COVID-19”). While the impact of COVID-19 is expected to be temporary, the current circumstances are dynamic and the impact on our business operations, exploration and development plans, results of operations, financial position, and cash flows cannot be reasonably estimated at this time.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

2.	Summary of Significant Accounting Policies

Basis of Presentation

These unaudited condensed consolidated financial statements are prepared in accordance with US Generally Accepted Accounting Principles (“US GAAP”) for interim financial statements. Accordingly, certain information and footnote disclosures required by US GAAP have been condensed or omitted in these unaudited consolidated financial statements pursuant to such rules and regulation. In management’s opinion, these unaudited consolidated interim financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of the Company’s statement of financial position, operating results for the periods presented, comprehensive loss, stockholder’s equity and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be expected for the full year ending December 31, 2021 or for any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for the year ended December 31, 2020. The Company has applied the same accounting policies as in the prior year.

Basis of Measurement

These unaudited condensed consolidated financial statements have been prepared under the historical cost convention and are presented in United States (“US”) dollars.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts in the unaudited consolidated financial statements and the notes thereto. Significant estimates and assumptions reflected in these unaudited consolidated financial statements include, but are not limited to, the valuation of common-share based payments, including valuation of the incentive stock options (Note 7) and the common shares issued to Maersk Supply Service A/S (“Maersk”) (Note 4 & 6). Actual results could differ materially from those estimates.

Recent Accounting Pronouncements Issued and Adopted

i.	Accounting for Debt with Conversion and Other Options

In August 2020, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU” 2020-08, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivative and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”, which simplifies the accounting for convertible instruments by reducing the number of accounting models and requiring that a convertible instrument be accounted for as a single liability measured at amortized cost. Further the ASU 2020-08 amends the earnings per share guidance by requiring the diluted earnings per share calculation for convertible instruments to follow the if-converted method, with the use of the treasury stock method no longer permitted. The ASU 2020-08 is effective for fiscal period after December 15, 2021, with early adoption permitted, but no earlier than fiscal years and interim periods within those fiscal years, beginning after December 15, 2020. The ASU 2020-08 allows either a modified retrospective method of transition or a fully retrospective method of transition, with any adjustments recognized as an adjustment to the opening balance of deficit. The Company adopted this standard on January 1, 2021. The standard did not have any impact on the Company’s historical financial statements but was applied to recognize the impact of the convertible debentures issued during February 2021 (Note 5).

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

3.	TOML Acquisition

On March 31, 2020, the Company entered into an acquisition agreement (“TOML Acquisition”) to acquire the nodules business unit of Tonga Offshore Mining Ltd (“TOML”) and other entities in the group (the “TOML Group”), from Deep Sea Mining Finance Ltd. (“Deep Sea Mining”). Total purchase price of the TOML Acquisition, before transaction costs, was $32,000,000. TOML holds an ISA Exploration Contract in the CCZ (“TOML Exploration Contract”). The TOML Acquisition includes the exclusive rights held by TOML to explore for polymetallic nodules in an area covering 74,713 km2, a priority right to apply for an exploitation contract to mine polymetallic nodules in the same area, and some exploration related equipment. The TOML group also holds various patents and an application right with respect to a prospecting exploration license in the Republic of Kiribati.

The purchase price of $32,000,000 was settled through initial cash payments of $500,000 in two tranches of $250,000 each (paid on March 31, 2020 and May 31, 2020, respectively), issuance of 7,777,777 common shares of the Company, $60,000 payment to ISA on behalf of Deep Sea Mining and deferred consideration of $3.44 million to be paid on January 31, 2021. As long as the deferred consideration remains outstanding, it is secured by the shares of the TOML Group. The Common Share consideration paid by the Company was valued at $3.60 per share, based on the recent private placements completed by the Company, for a total of $28 million.

The Company had the option of settling the deferred consideration in either cash or Common Shares of the Company at its sole discretion. During January 2021, the arrangement with Deep Sea Mining was amended to pay the entire deferred consideration with cash in tranches by June 30, 2021.

The Company incurred legal and regulatory fees to complete the acquisition, totalling $47,375.

The Company determined that the value of TOML Acquisition was substantially concentrated in the TOML Exploration Contract and therefore considered this to be an acquisition of a group of connected assets rather than an acquisition of business. Consequently, the total cost of the transaction was primarily allocated to exploration licenses.

The net assets acquired as part of the TOML acquisition were as follows:

Net Assets acquired	$

Cash payment	560,000
Common shares issued for TOML acquisition (7,777,777 @ $3.60)	27,999,997
Transaction costs paid	47,375
Deferred consideration	3,440,000
Total Acquisition Cost	32,047,372
Allocated to
Equipment	21,274
Exploration licenses (Note 4)	42,701,464
Deferred tax liability[1]	(10,675,366)

1.	A deferred tax liability of $10,675,366 was recognized by the Company on acquisition during the year ended December 31, 2020 related to the difference between the book value and the tax basis of the TOML exploration license.

The Company made payments to Deep Sea Mining as follow in connection with the deferred consideration: $1,250,000 on January 26, 2021, $440,000 on February 26, 2021, $500,000 on March 31, 2021, $500,000 on April 30, 2021, $500,000 on May 31, 2021, and $250,000 on June 30, 2021. As at June 30, 2021, the Company has no further deferred consideration outstanding for this acquisition.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

4.	Exploration Licenses

Significant Exploration Agreements

NORI Exploration Contract:

The Company’s wholly-owned subsidiary, NORI, was granted a polymetallic nodule exploration contract in the CCZ by the ISA on July 22, 2011. The contract was acquired for $250,000, and provides NORI with exclusive rights to explore for polymetallic nodules in an area covering 74,830 km2 for 15 years subject to complying with the exploration contract terms (Note 9) and provides NORI with the priority right to apply for an exploitation contract to mine polymetallic nodules in the same area.

NORI has a right to renounce, without penalty, the whole or part of its rights in the exploration area at any time and therefore doesn’t have a fixed commitment with relation to the NORI License (Note 9)

Marawa Agreements:

On March 17, 2012 the Company’s wholly-owned subsidiary, DeepGreen Engineering Pte. Ltd. (“DGE”), entered into an Option Agreement (the “Marawa Option Agreement”) with Marawa and the Republic of Kiribati (the “State”). This Marawa Option Agreement was amended on October 1, 2013. Under the amended Marawa Option Agreement, for an option fee of $250,000, DGE has the right to purchase tenements, as may be granted to Marawa by the ISA or any other regulatory body, for the greater of $300,000 or the value of any amounts owing to DGE by Marawa. This Marawa Option, can be exercised when a default event, as defined by the amendment agreement, occurs and anytime within 40 years after the date of execution of the Marawa Option agreement.

As at June 30, 2021, Marawa had no amounts owing to DGE under the Marawa Services Agreement (defined below) and no purchase tenements had been granted to Marawa.

On October 1, 2013, DGE entered into a services agreement (the “Marawa Services Agreement”) with Marawa and the State, which grants the Company the exclusive right to carry out all exploration and mining in the Marawa Area. Under this agreement DGE will pay to the ISA on behalf of Marawa the following dues: $47,000 annual exploration fees, the ISA royalty and taxes and the ISA exploitation application fee of $250,000. Also, DGE will ensure that the activities carried out in the Marawa Area by DGE and any other service contractor complies with the ISA regulations and any other required regulations. The Marawa Area is situated in close proximity to the 74,830 km2 NORI Area.

The Marawa Services Agreement grants DGE the right to recover any and all polymetallic nodules from the Marawa Area by paying the Republic of Kiribati a royalty per wet tonne of polymetallic nodules (adjusted for inflation from October 1, 2013 onwards).

DGE has the right to terminate the Marawa Services Agreement at its sole discretion by giving written notice to Marawa and the State, and such termination shall take effect two months following the date of the termination notice, provided that DGE shall pay to the ISA on behalf of Marawa the fees or payments legally owed to the ISA by Marawa (including the annual ISA exploration fee and ISA royalties and taxes) that are outstanding at the date of termination or that are incurred within 12 months after the date of such termination. There are no other longer-term commitments with respect to the Marawa Option and the Marawa Services Agreement.

TOML Exploration Contract:

The Company’s wholly-owned subsidiary, TOML, was granted a polymetallic nodule exploration contract in the six areas of CCZ by the ISA on Jan 11 2012. The TOML Group was acquired by the Company for $32 million from Deep Sea Mining (Note 3). TOML has the exclusive rights to explore for polymetallic nodules in an area covering 74,713 km2 for 15 years and a priority right to apply for an exploitation contract to mine polymetallic nodules in the TOML area.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

Strategic Partnerships

Marine Vessel Services:

Effective March 15, 2017, the Company entered into a strategic partnership with Maersk to undertake the exploration, environmental base line and offshore testing required to support development of feasibility studies for economic production of polymetallic nodules from the CCZ. Under the agreement, Maersk provides marine vessel services and project management services, enabling DeepGreen to undertake the various marine cruises to support required prefeasibility studies. During these marine cruises DeepGreen undertook baseline studies required to complete an Environmental and Social Impact Assessment (“ESIA”), collected nodules for metallurgical test work and collected samples for resource evaluation. Up until February 5, 2021, the costs related to the marine vessel use was settled through DeepGreen Common Shares, the number of which was based on a contractual price of $1.25 per Common Share. Project management services provided by Maersk are paid in cash.

Common Shares transactions with Maersk since the inception of the strategic partnership with DeepGreen are as follows:

Year of Service	Invoiced amount $	Contractual Common Share Price $	# of Common Shares	Fair value of Common Shares $ [1]	Cost Recognized $
2017/2018	2,565,500	1.25	2,052,400	0.75	1,539,300
2018	4,593,828	1.25	3,675,062	1.75	6,431,359
2019	5,615,480	1.25	4,492,384	3.60	16,172,582
2019/2020	5,120,013	1.25	4,096,011	3.60	14,745,639
2020/2021 [2]	4,582,834	1.25	3,666,267	7.00	25,663,869
	22,477,655		17,982,124		64,552,749

1.	The fair value of the Company’s Common Shares was determined based on the private placements completed around the time of Common Share issuances to Maersk, including the application of weighted average probability for the closing of the Business Combination.
2.	During the six months ended June 30, 2021, the Company issued 3,666,267 Common Shares to Maersk of which, 3,577,516 pertained to the marine vessel use during the year ended December 31, 2020. These Common Shares were recognized at their estimated fair value of $7.00 (December 31, 2020 - $3.60 per Common Share).

As at June 30, 2021, Maersk owned 17,982,123 Common Shares of the Company which constituted 10.53% of the total Common Shares outstanding. Maersk is considered a related party to the Company.

Total cost incurred to Maersk for marine campaigns during the six months ended June 30, 2021 amounted to $22,056,802 (June 30, 2020 - $15,547,941).

On March 4, 2021, the agreement with Maersk was amended whereby all costs incurred from February 5, 2021 pertaining to the use of the marine vessel would be paid in cash rather than through issuance of the Common Shares of the Company. The amended agreement is in place until early 2022, at which point the parties will finalize the potential offshore engagement beyond 2022.

As at June 30, 2021, amount payable to Maersk was $5,904,606 (December 31, 2020 - $1,829,268).

Pilot Mining Test Project

On March 29, 2019, DeepGreen and Allseas entered into a strategic alliance to conduct a Pilot Mining Test System (“PMTS”), the successful completion of which would aid DeepGreen’s application for an exploitation contract with the ISA. Under the terms of this strategic alliance, Allseas subscribed for 6,666,668 Common Shares of DeepGreen for a total of $20,000,000 in cash (received during the year ended December 31, 2019) and in consideration for a successful PMTS, DeepGreen committed to paying Allseas $30,000,000 in cash and further issuing 10,000,000 Common Shares (with a contractual price of $3.00 per share) for an additional anticipated cost of $30,000,000 to Allseas. This additional payment is contingent upon successful delivery of the PMTS. Allseas will cover all the development cost of the project and will own all intellectual property used and generated in the development of the PMTS.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

Upon successful completion of the PMTS, DeepGreen and Allseas have also agreed to enter into a nodule collection and shipping agreement whereby Allseas will provide production services for the production of the first 200 million metric tonnes of polymetallic nodules on a cost plus 50% profit basis.

DeepGreen and Allseas can terminate the strategic alliance without cause at any time subject to the following:

●	DeepGreen will have a call option to buy Allseas’ Common Shares in DeepGreen at the original contractual price.

●	Allseas will have the right to collect 100 million metric tonnes (wet) of manganese nodule resources held by the Company by paying DeepGreen a royalty equivalent to 50% of the royalty charged by the ISA on the nodules collected.

●	DeepGreen will have the right of first refusal to acquire and process all nodules collected using Allseas nodule collection and shipping systems.

Upon termination without successful commissioning of the PMTS, Allseas will be compelled to either (at Allseas’ sole election):

●	Acquire an additional 10,000,000 Common Shares in DeepGreen for a consideration of $30,000,000; or

●	Sell at least 6,666,667 Common Shares held in DeepGreen to the Company for total consideration of $1.

The fair value of the Company’s Common Shares at the time of the initial subscription of $20,000,000 by Allseas was determined to be $1.75 per Common Share, based on the recent private placements completed by the Company at the time. As a result, the difference between the fair value and the total proceeds of $8,333,335 (i.e. $1.25 per Common Share) was considered to be an additional initial contribution by Allseas during the year ended December 31, 2019.

During 2020, the PMTS agreement was amended and DeepGreen paid an additional $10,000,000 in cash and issued 2,777,778 common shares valued at $3.60 per share for an additional $10,000,000 to allow for higher costs that had been incurred by Allseas. The expense related to the payment and issuance of shares was offset by the additional initial contribution by Allseas received in 2019.

During the year ended December 31, 2020, Allseas subscribed for an additional 2,777,778 Common Shares for cash proceeds of $10 million.

On March 4, 2021 and June 30, 2021, DeepGreen entered into an amended agreement with Allseas (the “Amendment #3 and “Amendment #4”, respectively”) whereby, upon successful completion of the Business Combination (Note 1), instead of issuing 10 million Common Shares to Allseas in connection with the PMTS, DeepGreen issued to Allseas, on March 4, 2021, a warrant to acquire 10 million DeepGreen Common Shares at a nominal value (the “Allseas Warrant”). The Allseas Warrant will vest and become exercisable upon successful completion of the PMTS and will expire on September 30, 2026. There are vesting conditions associated with the Allseas Warrant whereby a maximum of 10 million DeepGreen Common Shares would be issued if the PMTS is completed by September 30, 2023, gradually decreasing to 5 million DeepGreen Common Shares if PMTS is completed after September 30, 2025.

The Allseas Warrant was assumed by SOAC at the closing of the Business Combination (Note 1) to become a warrant to purchase TMC common shares, adjusted for the exchange ratio for the transaction. If the market price of the TMC common shares on June 1, 2022 is higher than $15 per share (as adjusted based on the exchange ratio for the closing of the Business Combination), the aggregate value of the shares underlying the warrant above $150 million as at June 1, 2022 will automatically become a commercial credit from Allseas to TMC equal to the excess value. This commercial credit will be effective on the vesting date of the Allseas Warrant and the Company will be able to exchange this excess value for any future goods and services from Allseas under the nodule collection and shipping contract for one year after commercial production.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

The cash payment of $30 million in the original agreements was also amended to be paid as follows, provided that the Business Combination is completed:

●	$10 million within 10 business days of the closing of the Business Combination, with Allseas providing confirmation of placing an order of certain equipment and demonstrating certain progress on construction of the collector vehicle;

●	$10 million on the later of (i) January 1, 2022, and (ii) confirmation of successful collection of the North Sea test; and

●	$10 million upon successful completion of the PMTS.

As at June 30, 2021, Allseas has successfully reached the progress milestone for the construction of the collector vehicle and confirmed the order of the required equipment.

The Amendment #3 and Amendment #4 became effective upon the completion of the Business Combination and will be payable within 10 days of the closing of the Business Combination (Note 12).

As at June 30, 2021, Allseas owned 12,222,224 Common Shares of the Company which constituted 7.15% of total Common Shares outstanding.

Exploration Expenses

The breakdown of exploration expenses was as follows:

For the six months period ended June 30, 2021	General $	NORI License $	Marawa Option $	TOML $	Total $
Exploration expenses
Exploration labour	-	846,167	353,119	338,382	1,537,668
Marine cruise	-	16,883,359	2,053,866	2,053,866	20,991,091
Common Share options-based payments (Note 7)	-	15,824,192	6,455,350	6,332,012	28,611,554
Amortization	-	193,846	-	2,234	196,080
External consulting	511	2,084,525	419,941	446,390	2,951,367
Travel, workshop and other	-	249,790	92,837	105,649	448,276

	511	36,081,879	9,375,113	9,278,533	54,736,036

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

For the six months period ended June 30, 2020	General $	NORI License $	Marawa Option $	TOML $	Total $
Exploration expenses
Exploration labour	-	748,548	384,537	143,068	1,276,153
Marine cruise	-	11,785,427	2,524,460	510,121	14,820,008
Pilot Mining Test	-	9,333,333	1,166,667	1,166,666	11,666,666
Common Share options-based payments (Note 7)	-	116,533	83,822	-	200,355
Amortization	-	277,870	-	2,127	279,997
External consulting	20,550	1,537,775	337,650	236,455	2,132,430
Travel, workshop and other	-	572,424	173,064	66,896	812,384

	20,550	24,371,910	4,670,200	2,125,333	31,187,993

5.	Convertible Debentures

During February 2021, the Company raised a total of $26 million through a convertible debentures financing. The convertible debentures bear interest at the rate of 7.0% per annum, compounded annually, with a maturity date that is 24 months from the date of the financing. The debentures can be converted into shares of the Company at anytime at the conversion price of $10 per share. Unless any interest is converted prior to the maturity date, all accrued and unpaid interest shall be payable at the maturity date in DeepGreen Common Shares at a conversion price of $10 per share.

In the event that the Company completes the Business Combination (Note 1) or another change of control transaction at any time prior to the maturity date, the debenture value will be automatically converted into the common shares at the conversion price immediately prior to the Business Combination or the change of control transaction. If the debentures, or any portion thereof, are not converted by the holder upon the earlier of the maturity date or the completion of the Business Combination or the change of control transaction, the outstanding debenture value will automatically convert into the common shares of the Company at the conversion price of $10 per share.

On February 18, 2021, convertible debentures with a principal amount of $500,000 were converted into 50,000 Common Shares of the Company.

During the six months ended June 30, 2021, the Company accrued $660,589 as interest on convertible debentures.

As at June 30, 2021, the Company has reserved 2,594,014 Common Shares to be issued upon conversion of the outstanding debentures, consisting of $25,500,000 and $440,137 of principal and accrued interest, respectively.

6.	Share Capital

Authorized and Issued

The Company has two classes of shares, being its Common Shares and Class B Preferred Shares. The authorized and issued share capital of the Company is as follows:

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

	Authorized	Issued and Outstanding
Common Shares	Unlimited, with no par value	170,827,222
Class B Preferred Shares	Unlimited, with no par value	440,000

Class B Preferred Shares are non-dividend earning and include voting rights similar to Common Shares. However, if any dividend is declared on Common Shares, the Company is required to concurrently declare and pay dividend on Class B Preferred Shares in the amount per share equal to the dividend per share paid on the Common shares. These Class B Preferred Shares rank ahead of Common Shares in the event of liquidation and are subject to automatic conversion to Common Shares on the basis of 1 Class B Preferred Share to 1 Common Share upon completion of the Business Combination (Note 1) or any other change in control transaction.

Continuity of Share Capital

Common Shares	Number	Amount $
Balance – December 31, 2019	141,063,316	79,824,445
Private placement	5,659,920	20,375,712
Financing cost incurred – Cash	-	(28,089)
Financing cost incurred - Stock options-based payments	-	(396,568)
Issued for TOML acquisition (Note 3)	7,777,777	27,999,997
Issued for services	6,907,121	24,865,637
Exercise of stock options	2,250,000	1,790,157
Balance – December 31, 2020	163,658,134	154,431,291
Issued for services (Note 4)	3,672,267	25,711,869
Exercise of stock options	3,446,821	8,257,763
Conversion of debentures	50,000	500,000
Balance – June 30, 2021	170,827,222	188,900,923

Class B Preferred Shares	Number	Amount $
Balance – December 31, 2020 and June 30, 2021	440,000	550,000

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

Fiscal 2021 Activity

The Company issued 3,666,267 Common Shares to Maersk for services valued at $7.00 per share (Note 4). The Company estimated the fair value of common stock based on observable transactions in the Company’s common stock and by applying a probability-weighted approach to various outcomes.  The approach involves estimates, judgments and assumptions that are highly complex and subjective. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact the Company’s valuation of its common stock as of each valuation date which may have a material impact on the valuation of the Company’s common stock and equity awards for accounting purposes.

During the period ended June 30, 2021, option holders exercised 3,446,821 stock options for total proceeds of $2,563,156 at a weighted average exercise price of $0.74 per share.

On February 18, 2021, convertible debentures with a principal amount of $500,000 were converted into 50,000 common shares of the Company.

7.	Stock Options

Pursuant to the Company’s stock option plan, directors may, from time to time, authorize the issuance of stock options to directors, officers, employees, and consultants of the Company and its subsidiaries. The board of directors grants such options with vesting periods and the exercise prices determined at its sole discretion. The Company’s stock option plan provides that the aggregate number of Common Shares reserved for issuance under the plan shall not exceed 20% of the total number of issued and outstanding Common Shares of the Company on a non-diluted basis. As at June 30, 2021, there were 15,395,394 stock options outstanding under the Company’s Short-Term Incentive Plan (“STIP”) and 8,450,000 stock options outstanding under the Company’s Long-term Incentive Plan (“LTIP”), leaving 10,320,051 stock options that are reserved for further issuance.

Continuity

A continuity schedule of the Company’s stock options in the Company’s STIP is as follows:

	Options Outstanding	Weighted average exercise price $	Aggregate Intrinsic value of stock options	Weighted average contractual life (years)
Outstanding – December 31, 2020	13,429,912	0.90	36,126,463	7.34
Granted	5,506,303	2.44
Expired	(44,000)	0.45
Cancelled/Forfeited	(50,000)	0.75
Exercised	(3,446,821)	0.74
Outstanding – June 30, 2021	15,395,394	1.39	101,561,190	6.85
Vested and expected to Vest – June 30, 2021	15,395,394	1.39	101,561,190	6.85
Vested and exercisable – June 30, 2021	13,495,394	0.93	95,473,684	6.84

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

A summary of the Company’s stock options outstanding, granted under DeepGreen’s STIP as at June 30, 2021 is as follows:

Expiry Date	Exercise price	Weighted average life to expiry (years)	Options Outstanding	Options Exercisable
March 31, 2024	$0.75	2.75	63,748	63,748
December 31, 2025	$0.75	4.51	10,000	10,000
February 2, 2026	$0.75	4.60	50,000	50,000
February 17, 2026	$0.60	4.64	80,000	80,000
February 17, 2026	$0.25	4.64	307,666	307,666
June 1, 2028	Various	6.93	13,783,980	12,383,980
June 30, 2028	$3.00	7.01	1,000,000	500,000
June 30, 2028	$Nil	7.01	100,000	100,000
			15,395,394	13,495,394

During the six months ended June 30, 2021, the Company also granted 8,450,000 under its LTIP. Such stock options have an exercise price of $0.75 per Common Share and expire on June 1, 2028. The aggregate intrinsic value of such LTIP stock options as at June 30, 2021, was $61,262,500. None of the LTIP stock options were exercisable on June 30, 2021. The Company expects such options to vest as and when the market and performance milestones described below are achieved. As at June 30, 2021, total unrecognized stock-based compensation expense for the LTIP stock options was $36,566,016.

As at June 30, 2021, the fair value of the Company’s Common Shares was $8.00 per share. The Company estimated the fair value of common stock based on observable transactions in the Company’s common stock and by applying a probability-weighted approach to various outcomes.  The approach involves estimates, judgments and assumptions that are highly complex and subjective. Changes in any or all of these estimates and assumptions, or the relationships between these assumptions, impact the Company’s valuation of its common stock as of each valuation date which may have a material impact on the valuation of the Company’s common stock and equity awards for accounting purposes.

The aggregate intrinsic value of stock options exercised during the period ended June 30, 2021, was $25,011,412.

The total grant date fair value of STIP stock options that vested during the period ended June 30, 2021, was $25,916,669. As of June 30, 2021, total unrecognized stock-based compensation expense of $3,749,621 is expected to be recognized over a weighted-average recognition period of approximately 1.97 years.

Activity and Valuation

On February 17, 2021, the Company granted a total of 490,666 incentive stock options to certain directors and non-employees. These options have an exercise price of between $0.25 per share and $0.75 per share, vested immediately upon grant, and expire between February 17, 2026 and February 26, 2026.

On February 26, 2021, the Company granted a total of 40,400 incentive stock options to a consultant. These options have an exercise price between $0.25 per share, vested immediately upon grant, and expire on February 26, 2026.

On March 4, 2021, the Company granted 4,973,237 incentive stock options to certain employees, directors and consultants under the Company’s STIP, as well as 8,450,000 incentive stock options to the same individuals under its LTIP.

The stock options granted under the STIP expire on June 1, 2028, have and exercise prices ranging between $0.75 per share and $10 per share, and have vesting periods to a maximum of three years.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

The stock options granted under the LTIP have an exercise price of $0.75 per share and expire on June 1, 2028. The LTIP awards vest as follows:

(1)	25% when the Company’s market capitalization equals $3 billion (“Tranche 1”);

(2)	35% when the Company’s market capitalization equals $6 billion (“Tranche 2”);

(3)	20% upon the date that the ISA grants an exploitation contract to the Company (“Tranche 3”); and

(4)	20% upon the commencement of the first commercial production following the grant of the exploitation contract (“Tranche 4”).

As the vesting of Tranche 1 and Tranche 2 is based on the Company’s market capitalization of $3 billion and $6 billion, respectively, these options are determined to be market-based awards (“Market Based Awards”) for which the Company has calculated fair value and derived a service period through which to expense the related fair value. The options included in Tranche 1 and Tranche 2 had a day one fair value of $6.47 per share and $6.28 per share and derived service periods of 0.33 years and 1.41 years, respectively. The Company will expense these awards rateably over the remaining service period.

Tranche 3 and Tranche 4 of the LTIP stock options vest based on the ISA contract and the commencement of commercial production. These options are determined to be performance-based awards (“Performance Based Awards”). The Company will recognize compensation costs for the Performance Based Awards if and when the Company concludes that it is probable that the performance conditions will be achieved. As of June 30, 2021, no compensation expense related to the Performance Based Awards was recorded as the awarding of an ISA contract is outside the control of the Company. The Company will reassess the probability of the vesting of the Performance Based Awards at each reporting period and adjust the compensation cost when determined to be probable.

The fair value of the options granted under the Company’s STIP was estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions:

2021

Expected dividend yield	0.00%
Expected stock price volatility	89.44%
Risk-free interest rate	0.51%
Expected life of options (years)	3.73
Estimated per share fair value of the Company’s Common Shares	7.00

The fair value of the Market Based Awards granted under the LTIP was estimated on the date of grant using a Monte Carlo model to simulate a distribution of future stock prices with the following weighted average assumptions:

Tranche 1 and Tranche 2

Expected dividend yield	0.00%
Expected stock price volatility	90.98%
Risk-free interest rate	1.25%
Expected life of options (years)	7.25
Estimated per share fair value of the Company’s Common Shares	7.00

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

The fair value of the Performance Based Awards granted under the LTIP was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Tranche 3	Tranche 4

Expected dividend yield	0.00%	0.00%
Expected stock price volatility	91.23%	91.23%
Risk-free interest rate	0.82%	0.85%
Expected term (years)	5.22	5.35
Estimated per share fair value of the Company’s Common Shares	7.00	7.00

Changes in these assumptions could have a material impact on the Company’s loss and comprehensive loss.

During the six months ended June 30, 2021, a total of 3,446,821 stock options were exercised for total proceeds of $2,563,156 with a weighted average exercise price of $0.74 per stock option.

During the six months ended June 30, 2021, the Company recognized $47,295,676 as common share option-based payments expense in the statement of loss and comprehensive loss (June 30, 2020 - $234,115). A total of $18,684,122 related to corporate matters and was charged to the statement of loss and comprehensive loss as common share options-based payments ($33,760 for the six months ended June 30, 2020). $28,611,554 represents the allocation of Company’s common share options-based payments to exploration activities, included within exploration expenses for the six months ended June 30, 2020 (June 30, 2020 - $200,355).

8.	Related Party Transactions

The Company’s subsidiary, DGE, is party to a consulting agreement with SSCS Pte. Ltd. (“SSCS”) to manage offshore engineering studies. A director of DGE is employed through SSCS Pte. Ltd. Consulting services during the six months period ended June 30, 2021, amounted to $137,500 (June 30, 2020 - $161,820) and are disclosed as external consulting and Exploration labour within exploration expenses (Note 4). As at June 30, 2021, the amount payable to SSCS amounted to $22,917 (December 31, 2020 - $22,917).

The Company’s Chief Ocean Scientist provides consulting services to the Company through Ocean Renaissance LLC (“Ocean Renaissance”) where he is a principal. Consulting services during the six months ended June 30, 2021 amounted to $187,529 (June 30, 2020 - $186,264) and are disclosed as exploration labour within exploration expenses (Note 4). As at June 30, 2021, the amount payable to Ocean Renaissance amounted to $489 (December 31, 2020 - $175).

9.	Commitments

NORI Exploration Contract

As part of NORI’s exploration contract with the ISA with respect to the NORI Area (Note 4), NORI committed to expending $5 million over the five-year period from 2017 to 2021. Such commitment has already been met. Such commitment is negotiated with the ISA and has flexibility where the amount can be reduced.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

Marawa Exploration Contract

As part of Marawa’s exploration contract with the ISA with respect to the Marawa Area (Note 4), Marawa commits to expending funds on exploration activities on an annual basis. The Commitment for fiscal 2021 is Australian dollar $2 million. Such commitment is negotiated with the ISA on an annual basis.

TOML Exploration Contract

As part of TOML’s exploration contract with the ISA with respect to the TOML Area (Note 4), TOML has committed to expending $30 million for a period from 2016 to 2021 in the first five-year review finalized in 2016. Such commitment has flexibility where the amount can be reduced by the ISA and such reduction would be dependent upon various factors including the success of the exploration programs and the availability of funding. As at June 30, 2021, the Company expended approximately $14.1 million. DeepGreen is expecting to discuss the progress since the acquisition of the TOML Group with the ISA later during 2021.

Offtake Agreements,

On May 25, 2012, the Company’s wholly owned subsidiary, DGE, and Glencore International AG (“Glencore”) entered into a copper offtake agreement and a nickel offtake agreement. DGE has agreed to deliver to Glencore 50% of the annual quantity of copper and nickel produced at a DGE owned processing facility from nodules derived from the NORI Area at LME referenced market pricing with allowances for product quality and delivery location. Both the copper and nickel offtake agreements are for the life of the Company’s rights to the NORI Area. Either party may terminate the agreement upon a material breach or insolvency of the other party. Glencore may also terminate the agreement by giving twelve months’ notice.

Sponsorship Agreements

On July 5, 2017, the Republic of Nauru (“Nauru”), the Nauru Seabed Minerals Authority and NORI entered into a sponsorship agreement (the “NORI Sponsorship Agreement”) formalising certain obligations of the parties in relation to NORI’s exploration and potential exploitation of the NORI Area. Upon reaching a minimum level of nodule production from the tenement area, NORI will pay Nauru a seabed mineral recovery payment based on the wet tonnes of polymetallic nodules recovered from the tenement area. In addition, NORI will pay an administration fee each year to Nauru for such administration and sponsorship, which is subject to review and increase in the event that NORI is granted an ISA exploitation contract.

On March 8, 2008, the Kingdom of Tonga (“Tonga”) and TOML entered into a sponsorship agreement (the “TOML Sponsorship Agreement”) formalising certain obligations of the parties in relation to TOML’s exploration and potential exploitation of the TOML Area. Upon reaching a minimum recovery level of nodule production from the tenement area, TOML has agreed to pay Tonga a seabed mineral recovery payment based on the wet tonnes of polymetallic nodules recovered from the tenement area. In addition, TOML has agreed to pay the reasonable direct costs incurred by Tonga to administer the ISA obligations of Tonga to the ISA.

DeepGreen Metals Inc.
Notes to Condensed Consolidated Financial Statements
June 30, 2021 (Unaudited)
Expressed in US Dollars unless otherwise stated

10.	Supplemental Cash Flow Information

Non-Cash Investing and Financing Activities	For the six months ended June 30 2021 $	For the six months ended June 30 2020 $
Common Shares issued to settle accounts payable and accrued liabilities. (Note 4)	12,879,057	-
Common Shares issued for exploration license acquisition (Note 3)	-	27,999,997

11.	Segmented Information

The Company’s business consists of only one operating segment, namely exploration of seafloor polymetallic nodules, which includes the development of a metallurgical process to treat such seafloor polymetallic nodules. Details on a geographical basis of the Company’s long-lived assets are as follows:

Equipment	June 30 2021 $	December 31 2020 $
Republic of Nauru	1,500,338	1,292,308
Tonga	12,658	14,892
North America	2,105	2,477
Total	1,515,101	1,309,677

12.	Subsequent Events

In preparing the consolidated financial statements for the period ended June 30, 2021, the Company has evaluated subsequent events for recognition and disclosure through September 9, 2021, the date that these unaudited consolidated financial statements and accompanying notes were available for issuance.

On September 9, 2021, the Company completed the Business Combination with SOAC. The Business Combination was approved by SOAC’s shareholders at its extraordinary general meeting held on September 3, 2021. The transaction resulted in the combined company being renamed “TMC the metals company Inc.” and the combined company’s common shares and warrants to purchase common shares commenced trading on the NASDAQ on September 10, 2021 under the symbols “TMC” and “TMCWW,” respectively. As a result of the Business Combination, the Company received gross proceeds of approximately $137.5 million. Additional discussion about the Business Combination is provided in Item 2.01 of this Current Report on Form 8-K.

The Business Combination will be accounted for as a reverse recapitalization. The Company will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant. As such, the Company’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, SOAC will be treated as the acquired company for financial statement reporting purposes.